                                                                                        Exhibit 10.2

                                                                    Norwegian Shipbrokers’ Association’s Memo-
                                                                    randum of Agreement for sale and purchase of
                                                                    ships. Adopted by the Baltic and International
                                                                    Maritime Council (BIMCO) in 1956.
                                                                                 Code-name
                                                                              SALEFORM 1993
                                                                          Revised 1966, 1983 and 1986/87.

MEMORANDUM OF AGREEMENT

Dated: 10th July 2006

hereinafter called the Sellers, have agreed to sell, and

hereinafter called the Buyers, have agreed to buy

Name:

Classification Society/Class:

Built:                                 By:

Flag:                                              Place of Registration:

Call Sign:                                                  Grt/Nrt:

Register Official Number:                                IMO Number:

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 22 of this Agreement.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1.	Purchase Price US$

2.  Deposit - See Clause 17

3.  Payment - See Clause 18

4.  Inspections - See Clause 19

5.  Notices, time and place of delivery

The Vessel shall be delivered charter free, safely afloat at a safe berth or buoy or anchorage at a safe port or in a drydock worldwide but always within IWL in Sellers’ option.

Vessel’s expected time of delivery between               200  and            200  in Sellers’ option but with canceling date              200 .

The Vessel shall be delivered with swept holds at the time of delivery. The Sellers, however, have the option to leave the holds as they are left by stevedores without holds cleaning after completion of discharging by paying to the buyers US$               lumpsum in lieu of holds cleaning.

The Sellers shall give the Buyers 20/15/10/7/3/1 approximate days notice of the expected date and place of delivery. The Buyers shall take delivery of the Vessel within three (3) business days (i.e. days on which banks are open both in the country of currency of the Purchase Price and in the place of closing) after the Sellers have tendered to the Buyers a Notice of Readiness for Delivery, the date of tendering such notice being inclusive if same is a banking day. The Notice of Readiness for Delivery shall be submitted by the Sellers to the Buyers (anytime, day and night including Saturday, Sunday and holidays). Notice of Readiness after 5:00 PM on any business day or on a Saturday, Sunday or holiday, such notice of readiness will not be effective until 9:00 AM on the next business day in New York.

a)
If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 2 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 2 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in 2nd paragraph of line 52 as modified by Sellers.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect.

b)
Should the vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6.  Drydocking/Divers Inspection - See Clause 20

7.  Spares/bunkers, etc. - See Clause 21

8.  Documentation - See Clause 22

9.    Encumbrances - See Clause 23

10.  Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers register shall be for the Sellers’ account.

11.  Condition on delivery - See Clause 24

12.  Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.  Buyers’ default

Should the deposit not be paid in accordance with Clause 17 of this Agreement, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest. Should the Purchase Price not be paid in accordance with Clause 18 of this Agreement, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.  Sellers’ default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in 2nd paragraph of line 52 as modified by Sellers the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 22 of this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be ready for delivery and is not made ready again by the date stipulated in 2nd paragraph of line 52 as modified by Sellers and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in 2nd paragraph of line 52 as modified by Sellers or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss to be limited to the difference between the MOA price and, if higher, the open market price of the Vessel at the Time of the Sellers’ Default and not to include losses of profits, earnings, losses of opportunity or other claims relating to the intended employment of the Vessel and for all expenses reasonably incurred together with interest if their failure is due to proven Sellers’ negligence and whether or not the Buyers cancel this Agreement.

15.  Buyers’ representatives - See Clause 25

16.  Arbitration - See also Clause 26

a)
This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950, 1979 and 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

Additional Clauses to the Memorandum of Agreement
Dated 10th July 2006

17.  Deposit

As security for the correct fulfillment of this Agreement, the Buyers shall pay a deposit of ten (10) percent of the Purchase Price (the “Deposit”), within two (2) New York banking days from the date that the Buyers and Sellers sign this Memorandum of Agreement (MOA) and the same is exchanged by fax, into a joint interest bearing account in the name of the Sellers and the Buyers with                                                Bank,                                                                           :

To:	:
             Swift Code:

Favour:	:
                Swift Code:

For further beneficiary:
                  (Buyers)
Acct Number:

Ref	:

MOA shall be first signed by fax on the same day agreement is reached and later signed in original. Release of the Deposit will take place in accordance with the instructions of both the Sellers and the Buyers.

Interest, if any, on the Deposit shall be for the Buyers’ account.

18.  Payment

The Buyers shall pay the said Purchase Price in cash in full free of bank charges to Sellers’ Bank                                            Bank,                                                                                      :

To:	:

Favour:	:

For further beneficiary:
Acct Number:

Ref     :

on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with clause 5.

The balance of ninety (90) percent of the Purchase Price (the “Balance”) and other extra money for bunkers and luboils and whatsoever payable by the Buyers hereunder (the “Extra”) shall be remitted to an account in the name of the Buyers or their financing Bank with Sellers’ bank, as above, immediately after the Notice of Readiness as per clause 5 of these terms but not later than one (1) New York banking day prior to the designated date of delivery of the Vessel.

The said Balance and the Extra shall be released in favour of the Sellers together with the Deposit on the signing of the Protocol of Delivery and Acceptance, by authorized persons of both the Sellers and the Buyers, on the delivery date of the Vessel.

Any charge or fee requested by the Buyers’ Bank on remitting the Deposit, the Balance and the Extra shall be borne by Buyers. Any charge or fee requested by the Sellers’ Bank on holding/lifting the Deposit, the Balance and the Extra shall be borne equally by the Sellers and the Buyers.

The Buyers and the Sellers shall take necessary banking procedures required by the Sellers’ Bank to open the accounts relevant to the above transactions immediately after completion of signing the MOA by fax.

Closing and exchange of delivery documents shall take place at the premises of Calyon Corporate and Investment Bank in Piraeus. Any charge or fee requested by Sellers’ Bank in relation to the documentary closing shall be borne equally by the Sellers and the Buyers.

19.  Inspections

The Buyers have inspected                                     at                                             on the                          200  and have fully accepted the Vessel. The buyers have inspected and accepted the vessel’s classification records.

Therefore this sale is outright and definite subject only to the terms and conditions of this Agreement.

20.  Drydocking/Divers Inspection

No Drydocking shall apply, however, prior to the delivery of the Vessel, the Buyers, at their risk and account and without interference to the Vessel’s normal operation, have the right to carry out at the port of delivery an inspection of under-water parts of the Vessel by divers approved by Vessel’s class in the presence of class surveyor with Buyers’ right to attend with one representative, whose name to be declared one day prior inspection, without interference at the video monitor or in any way with class surveyors work.

The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the classification society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

In this case, the Class surveyor to be appointed by the Sellers, however, the expenses to be for the Buyers’ account. Buyers are not entitled to make contact direct with class for said survey. Buyers’ failure to perform such inspection within 48 hours after the Vessel will become available for such inspection by notice of the Sellers shall be a waiver of their right to inspect underwater parts.

Should any damage affecting class be found by class surveyor in under-water parts and class approves postponement of repair of such damage until Vessel’s next periodical drydock or survey, then the Sellers have the option to repair same to class’s satisfaction or to agree a sum of money with the Buyers which shall be deducted from the purchase price at the time of closing by way of compensation. This sum shall be either mutually agreed or be based upon the average of 2 (two) shipyard quotations, obtained one by the Sellers, one by the Buyers, such quotations to be obtained within two banking days as of class surveyor’s report. Such shipyard to have its own factory which can accommodate similar size vessel for repair and located in the delivery place or nearby. It is understood by both parties that the amount of the monetary settlement is confined to direct repair cost only and does not include indirect cost such as drydocking fee, general expenses, deviation cost, off hire and other costs whatsoever and that such amount of the monetary settlement is deducted from the Purchase Price at the time of delivery. If present class requires repair of such damage before the next periodical drydocking or survey, then the Sellers shall repair it to class’s satisfaction at their account prior to delivery, at such available place at Sellers’ option in such case the canceling date shall be extended by the additional number of days required for such repair including drydocking, waiting time for drydocking, deviation etc.

In the event that the Vessel is drydocked, the Buyers have the right to clean and paint the underwater parts below the summer load line at the Buyers’ risk and account without interfering with the Sellers’ or Vessel’s class work and without affecting the smooth and timely delivery of the Vessel [ but in any case, the tailshaft shall not be drawn]. [The Buyers shall have the right to inspect the tailshaft at their own expense and risk as per class requirements.]

If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed their work, the Sellers have the right to tender the Notice of Readiness for Delivery whilst the Vessel is still in drydock and the Buyers are obliged to take delivery of the Vessel immediately after such Notice of Readiness tendered, whether the Vessel is in drydock or not. Any extra time and cost for the additional drydocking incurred by reason of such Buyers’ work shall be at the Buyers’ risk and account.

The Class shall be the sole arbitrator as to whether (a) underwater damage, if any, affects Vessel’s Class and when same has to be repaired or (b) the repair works carried out following the finding of any damage are satisfactory.

21.    Spares / Bunkers, etc.

The Vessel shall be delivered with everything belonging to her on board and on shore, used or unused, including all spare parts and spare equipment, stores, radio installations and navigational equipment.

Excluded from this sale are personal effects of Master, Officers and Crew including slop chest, HOLY ICONS, MASTER’S FILES, ALL MASTER’S CORRESPONDENCE RELATING TO CARGO CLAIMS, ISM AND ISPS MANUALS/SUPPORTING PUBLICATIONS AND SMC, SOPEP MANUAL ETC OXYGENE/ACETYLENE/R22 GAS BOTTLES, DOCUMENTS, FORMS RELATED TO PRESENT OWNERSHIP, DOCUMENTS WHICH HAVE TO BE RETURNED TO THE AUTHORITIES, COMPUTER SOFTWARE, log books, files, original certificates which must be surrendered to authorities and hired or third party’s items, which shall be taken ashore by the Sellers upon or before delivery of the Vessel.

Vessels hired/third party/excluded items are as follows:
Marichem Gas Bottles (Oxygen - Acetylene)

Buyers to pay extra for remaining bunkers at the following prices:

For IFO 380 CST, IFO 180 CST and MDO at the Published Platts Oilgram price issued at the port close to delivery three (3) banking days prior to the expected date of delivery and unused luboil that have not passed through vessel’s system in designated storage tanks and sealed drums only at owners last net contract prices evidenced by vouchers.

Quantities of bunkers / lubricants to be measured / agreed jointly between the Sellers and the Buyers’ representatives at least 3 days prior delivery however the consumed quantities from the date of measurement until the time of delivery to be deducted from the findings at the time of measurement.

22.  Documentation

The Buyers and the Sellers will deliver to each other the documents described in Addendum No. 1 attached hereto concurrently with the payment of the purchased price by the Buyers to the Sellers.

All plans, drawings and instruction manuals (excluding ISM manuals etc) which are on board shall be delivered to the Buyers’ Master as they are upon delivery of the Vessel.

All remaining plans, drawings and instruction manuals in the Sellers’ possession shall be forwarded to the Buyers’ main office after delivery. Forwarding charges, if any, shall be for the Buyers’ account.

Logbooks shall be retained by the Sellers. However the Buyers have the right to take photocopies of same before delivery at the Buyers’ cost with the Master’s approval.

23.    Encumbrances

The Vessel shall be delivered free from all encumbrances and maritime liens, mortgages or any other debts whatsoever at the time of delivery.

Note: The mortgage existing on the Vessel shall be lifted simultaneously with the release of the Purchase Price.

24.   Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered with her present class maintained without outstanding condition/recommendation, free of average damage affecting the Vessel’s class with Notes/Notations as per class records at the time of delivery, and with her National/International trading certificates valid for a period of 1 (one) month at the time of delivery [except as follows:

Intermediate Survey as on current class records due between 30th May 2006 to 30th November 2006, all Annual Surveys as on current class records due between 30th May 2006 to 30th November 2006, Propeller Shaft Survey as on current class records due 31st January 2007, Cargo Handling Appliances Annual Thorough Survey as on current class records due 26th October 2006].

Continuous machinery survey cycle up to date at the time of delivery.

25.  Buyers’ representatives

After signing the MOA and lodging the Deposit the Buyers have the right to place two (2) representatives onboard the Vessel strictly as observers only for familiarization purposes. Such representatives shall stay on board at the Buyers’ risk and account and shall always remain under the Master’s command without any interference in the Vessel’s operation and her schedule.

Indemnity letters, as per Sellers’ P & I form, from each Buyers’ representative and from the Buyers satisfactory to the Sellers shall be provided to the Sellers before the above representatives’ boarding.

The Buyers to pay US$ 10.00 per person per day for meals charge and to pay actual cost for cable charges etc.

26.  Arbitration

Arbitration in London under the 1996 Arbitration Act, English law shall apply, otherwise as per NSF 1993 Clause 16 a).

27.    All details of these negotiations and any eventual sale shall be kept strictly private and confidential among all parties concerned.

28.   Entire agreement

These terms constitute the entire agreement between the parties and supersede and replace any prior written or oral agreements, representations, statements or understandings. Each party confirms that it has not entered into these terms on the basis of any representation or statement which is not expressly incorporated herein.

29.  Sale enbloc

Further to clause 17 of this Agreement, the sale of this Vessel is enbloc with the sale of the other Vessels and none of the Vessels can be sold to the Buyers unless all three Memoranda of Agreement, one for each Vessel, have been agreed in full and duly signed by both parties. It is furthermore agreed that all Vessels cannot be delivered simultaneously.

Signature of Seller	Signature of Buyer

ADDENDUM NO. 1 TO MEMORANDUM OF AGREEMENT

DATED JULY 10th, 2006

between

And

SALE OF THE MOTOR VESSEL

The Seller and the Buyer agreed that each party will deliver the documents described hereunder at the time the Vessel is delivered in compliance with the Memorandum of Agreement.

DOCUMENTS TO BE PROVIDED BY THE SELLER

1.	Bill of Sale transferring title of the Vessel to the Buyer free from all encumbrances, maritime liens, or any other debts whatsoever, authenticated as described in paragraph No. 5.

2.
Resolutions of the Board of Directors authorizing the sale of the Vessel to the Buyer pursuant to the terms and conditions of the MOA, and authorizing a director or attorney-in-fact to sign and deliver the closing documents required under the Memorandum of Agreement (MOA), authenticated as described in paragraph No. 5.

3.
Resolutions of the Shareholders certified as true and correct by a Director of the selling company authorizing the sale of the Vessel to the Buyer pursuant to the terms and conditions of the MOA, and authorizing a director or attorney-in-fact to sign and deliver the closing documents required under the MOA, authenticated as described in paragraph No. 5.

4.	Power of Attorney, if the Bill of Sale and other delivery documents will be signed by an attorney-in-fact, authenticated as described in paragraph No. 5.

5.	Bill of Sale to be executed and notarially attested and authenticated with Apostille in the US. The same will apply for the remaining corporate documentation, Minutes and POA, if executed in the US.

6.
Transcript of Register issued by the Registrar of Malta Ships, in facsimile copy duly authenticated by the Malta Cousul in Piraeus, not before one banking day prior to the delivery of the Vessel as evidence that the Vessel is (i) registered in the name of the Seller, and that (ii) is free from mortgages or other registered encumbrances with the exception of any mortgages in favour of the current mortgagee of the Vessel. The Buyer will accept a facsimile copy of a new Transcript of Register issued on the day the Vessel is delivered by the Seller to the Buyer evidencing that the Vessel at the time of its delivery to the Buyer is free from any registered encumbrances. The Seller will deliver the original Transcripts of Register to the Buyer within five (5) days thereafter, or on the delivery date to an agent in Malta nominated by the Buyer.

7.
Confirmation of Class Certificate issued by the Vessel’s classification society dated not before one banking day prior to the delivery of the Vessel by the Seller to the Buyer, confirming that the Vessel is in Class without outstanding recommendation or condition affecting Class.

8.	Commercial Invoice describing the Vessel, the date of the MOA and the purchase prices.

9.	Protocol of Delivery and Acceptance.

10.	Certificate of Corporate Good Standing issued by the Registrar of Companies of Malta.

11.	Seller’s letter of confirmation that to the best of their knowledge the Vessel:

(i)	has not sustained grounding damage to her underwater parts since the delivery to present Owners; and

(ii)	is not black listed by any government, state, country or political subdivision since delivery to present Owners.

12.
Letter of Undertaking to delete the Vessel from the Malta Registry of Ships and to deliver to the Buyer a copy of the closed Transcript of Register within ten (10) business days after the closing date.

13.	Instructions to the bank holding the joint deposit of ten percent of the purchase price authorizing payment to the Seller, and payment of accrued interest to the Buyer.

14.	Within seven days after the MOA has been signed, the Seller will deliver to the Buyer copies of the following documents:

(i)	Vessel’s Certificate of Registry;
(ii)	International Tonnage Certificate;
(iii)	SOLAS Safety Radio Certificate;
(iv)	SOLAS Safety Construction Certificate;
(v)	SOLAS Safety Equipment Certificate; and
(vi)	Loadline Certificate

15.
Notwithstanding anything to the contrary contained herein, the Seller will provide such documents reasonably and commercially required in form acceptable to the government that the Buyer intends to register the Vessel.

DOCUMENTS TO BE PROVIDED BY THE BUYER

a.
Resolutions of the Board of Directors and the consent of the Shareholder authorizing the purchase of the Vessel from the Seller pursuant to the terms and conditions of the MOA, and authorizing an officer(s) or attorney-in-fact to sign and deliver any closing documents required under the MOA, duly acknowledged by a notary public and authenticated by Apostille.

b.	Power of Attorney if the closing documents will be signed by an attorney-in-fact duly acknowledged by a notary public and authenticated by Apostille.

c.	Protocol of Delivery and Acceptance.

d.	Instructions to the bank holding the joint deposit of ten percent of the purchase price authorizing payment to the Seller, and payment of accrued interest to the Buyer.

e.	Corporate good standing certificate issued by the Marshall Islands Registrar of Companies.

REQUIREMENTS TO BE OBSERVED BY THE SELLER AND THE BUYER

(i)  All documents must be in the English language. Any documents which are not in the English language must be accompanied by a duly certified translation into English, and must be authenticated as required by paragraph 5.

(ii)  Except for documents identified as 6 and 7, the Seller and the Buyer will exchange draft copies of the closing documents described herein not later than 7 business days prior to the estimated closing date.

Signature of Seller	Signature of Buyer